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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number     33-85930
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                      TransAmerican Energy Corporation
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           (Exact name of registrant as specified in its charter)

    1300 North Sam Houston Parkway East, Suite 200, Houston, Texas 77032
                               (281) 986-8822
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Guarantee of 18 1/2% Guaranteed First Mortgage Discount Notes due 2002 and
             16 1/2% Guaranteed First Mortgage Notes due 2002 of
                     TransAmerican Refining Corporation
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            (Title of each class of securities covered by this Form)

                                    None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]            Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12h-3(b)(1)(i)      [X]            Rule 15d-6               [ ]

Approximate number of holders of record as of the certificate or notice date:
                 -0-
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    Pursuant to the requirements of the Securities Exchange Act of 1934,
                                                TransAmerican Energy Corporation
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has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 30, 1999           By:  /s/ Ed Donahue
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                                        Ed Donahue, Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.